Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130712 of CKX, Inc. on Form S-3 and Registration Statement No. 333-127119 of CKX, Inc. on Form S-8 of our report relating to the combined financial statements of the Presley Business dated March 13, 2006 appearing in this Annual Report on Form 10-K of CKX, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Memphis, Tennessee
March 13, 2006